                                                                   EXHIBIT 10.26

                                PROMISSORY NOTE


                                                       Mountain View, California
                                                              September 30, 1998

     For Valued Received, the undersigned hereby unconditionally promise to pay to the order of Docent, Inc., a Delaware corporation (the "Company"), at the Company's corporate office in Mountain View, California, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Three Thousand Dollars ($103,000), plus interest at the rate of Five and 54/100 percent (5.54%) per annum as follows:

     Principal and Interest Repayment. The outstanding principal and interest due and payable hereunder shall be due and payable in full at the time that 1,030,000 shares of Common Stock of the Company acquired by the undersigned as of the date hereof are sold or transferred by the undersigned, but in any event, before September 30, 2003 (the "Principal Repayment Date"); provided, however,
(i) that the Company, in its sole discretion may extend the Principal Repayment Date, and (ii) in the event that the undersigned's employment by or association with the Company is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately after such termination.

     If the undersigned fails to pay the principal and interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal and interest due shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law.

     This Note may be prepaid at any time without penalty.

     The full amount of this Note is secured by a pledge of 1,030,000 shares of the Common Stock of the Company and by a pledge of 100 municipal bonds of Orange County, CA, issued as five percent (5%) Local Transportation Authority Sales Tax Revenue MBIA, jointly owned by David R. Ellett and Leslie K. Ellett (Mr. Ellett's spouse), and is subject to all of the terms and provisions of that certain Stock Pledge Agreement, of even date herewith, between the undersigned and the Company.

     The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

     The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

                                      1.

     The holder hereof shall he entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

     This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                                /s/ David Ellett
                                                --------------------------
                                                     David Ellett


                                                /s/ Leslie K. Ellett
                                                --------------------------
                                                      Leslie K. Ellett


                                      2.